                                                                     EXHIBIT 4.1

                             HAWAIIAN AIRLINES, INC.
                                STOCK BONUS PLAN

HAWAIIAN EMPLOYEES WILL RECEIVE 1.5 MILLION SHARES OF HAWAIIAN HOLDINGS STOCK
(CURRENT MARKET VALUE AS OF JANUARY 12, 2004 APPROXIMATELY $10 MILLION).

EMPLOYEE STOCK

Hawaiian employees will be granted 1.5 million shares of Hawaiian Holdings common stock. On exit from bankruptcy, each eligible full time employee (as defined below) will have 100 shares deposited in their 401(k) account (part-time will be 50 shares), subject to applicable legal limitations. Remaining shares will be distributed in two equal distributions on May 1, 2006 and May 1, 2007*.
The allocation will be first on the basis of each group's pro rata share of W-2 wages for the tax year. Shares will be deposited directly to the 401 (k) unless by by February 15, 2006 and 2007 the union advises the Company that they be issued directly to the employees (in which case the shares would be subject to tax at the time distributed to the employee). The two later distributions of stock will be allocated to employee groups based on W-2 wages as defined below for the tax year preceding the year of each distribution. Within employee groups, shares will be allocated to individual eligible employees based on prior tax year W-2 wages as defined below, unless a different arrangement is agreed upon.

* Prior to the distribution in 2006 and 2007, the company and union representatives will discuss and agree to the details of the allocation and distribution.

GENERAL PROVISIONS

Eligible employees are defined as active employees during the applicable period with accumulated W-2 wages in excess of $500 per quarter unless, before the time of payout or issuance of shares, they were involuntarily terminated or voluntarily resigned. The plan would apply to all employees meeting these criteria, except corporate officers.

For purposes of the plans, W-2 wages shall mean regular earnings as reported in
Box 5 including employee pre-tax deferrals (e.g. 401(k) employee contributions)
on previous year's IRS Form W-2 and exclude bonuses, vacation payoffs, insurance, layoff severance and other similar non-regular earnings even if otherwise reported in Box 5 on Form W-2.

Payments described herein will not be treated as covered compensation for 401(k)
or pension plan purposes.